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                                  Exhibit 11.01
                                 THE 3DO COMPANY
                        COMPUTATION OF NET LOSS PER SHARE
                      (in thousands, except per share data)


                                                    For the years ended March 31,
                                                 -----------------------------------
                                                      1996          1995        1994
                                                 ---------    ----------    --------

Net loss                                         $ (34,668)   $  (46,262)   $(51,431)
                                                 =========    ==========    ========

Weighted average number of shares outstanding:
Common stock (1)(2)                                 25,456        22,697      19,747
                                                 =========    ==========    ========

Net loss per common share                        $   (1.36)   $    (2.04)   $  (2.60)
                                                 =========    ==========    ========



(1) This schedule should be read in conjunction with Note A - Net Loss Per Share in the Notes to Consolidated Financial Statements.

(2) The computation for the net loss per share for the years ended March 31, 1996 and 1995, includes 90,090 shares and 490,090 shares, respectively, of common stock to be issued under the stock incentive program, described in Note J in the Notes to Consolidated Financial Statements.